UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 27, 2012

VOLT INFORMATION SCIENCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	001-9232	13-5658129
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1065 Avenue of the Americas, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

(212) 704-2400
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2012, Steven A. Shaw notified the board of directors (the “Board”) of Volt Information Sciences, Inc. (the “Company”) that he has resigned as President and Chief Executive Officer of the Company, effective immediately.

On April 27, 2012, Ronald Kochman, the Senior Vice President, Strategic Planning of the Company, was appointed by the Board as the Company’s President and Chief Executive Officer and was also elected a Director of the Company, in each case effective immediately. In connection with his appointment as President and Chief Executive Officer, Mr. Kochman will no longer hold the title of Senior Vice President, Strategic Planning. Mr. Kochman has been selected to serve on the Executive Committee of the Board.

Mr. Kochman, age 53, has been with the Company since 1987 and has held a number of strategic planning and financial management positions, including responsibility for mergers and acquisitions. Mr. Kochman has been an Executive Officer of the Company since February 2005, most recently serving as Senior Vice President, Strategic Planning.  He received his MBA with an emphasis in Finance and Investments from George Washington University and earned his Bachelor of Arts degree in Economics from Stony Brook University.  The Board believes that through his 25 years experience with the Company, Mr. Kochman has gained a deep knowledge of all aspects of the Company’s business and has valuable insight with respect to finance, strategy and business development.

On April 27, 2012, Jerome Shaw, the Company’s co-founder and Executive Vice President, was elected as a Director of the Company, effective immediately.

A copy of the press release issued by the Company announcing the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.       Financial Statements and Exhibits.

(d)       Exhibits:

99.1           Press release dated May 1, 2012.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLT INFORMATION SCIENCES, INC.

Date:	May 3, 2012	By:	/s/ James Whitney Mayhew
James Whitney Mayhew, Chief Financial Officer

  EXHIBIT INDEX

Exhibit Number

99.1	Press release dated May 1, 2012